Exhibit 99.1

Warrior Met Coal Announces Third Quarter 2018 Results

Upgraded by Moody's
Amends and Restates Credit Agreement

BROOKWOOD, AL - October 31, 2018 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the third quarter ended September 30, 2018. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported third quarter 2018 net income of $52.6 million, or $1.00 per diluted share, compared to third quarter 2017 net income of $119.7 million, or $2.27 per diluted share, which included a $37.6 million, or $0.71 per diluted share, income tax benefit reflecting the impact of the favorable Internal Revenue Service Private Letter Ruling the Company received in the third quarter of 2017. Excluding one-time transaction and other expenses, adjusted earnings per share for this quarter were $1.06 per diluted share. The Company reported Adjusted EBITDA of $94.1 million for the third quarter 2018 compared to Adjusted EBITDA of $107.3 million in the third quarter of 2017.

Year-to-date, Warrior reported net income of $322.6 million, or $6.09 per diluted share, compared to net income of $357.9 million, or $6.79 per diluted share, in the same period of 2017. Excluding one-time transaction and other expenses, adjusted earnings per share year-to-date were $6.30 per diluted share compared to the same period in 2017 of $7.03 per diluted share. Year-to-date Adjusted EBITDA was $439.4 million compared to $431.4 million in the same period of 2017.

“The market for high quality premium met coal remained strong in the third quarter, with robust customer demand continuing to be supported by steel production in our key markets,” commented Walt Scheller, CEO of Warrior. “Warrior is performing in line with our increased guidance for the year as we continue to benefit from a price environment supported by a tight supply/demand balance and favorable Chinese policies. With the recent successful completion of two scheduled longwall moves, our success in maintaining high levels of production during this time was the result of good planning, preparation, communication, and outstanding work by our employees.”

Operating Results
The Company produced 1.8 million short tons of met coal in the third quarter of 2018, compared to 1.6 million short tons produced in the third quarter of 2017. Production levels were reduced somewhat as a result of two longwall moves, both of which were completed slightly better than expected and on schedule. The Company continues to make good progress toward its nameplate annual capacity of eight million short tons. In the first nine months of the year, the Company produced 5.8 million short tons of met coal.

Total revenues were $273.3 million for the third quarter of 2018, including $264.9 million in mining revenues, which consisted of met coal sales of 1.7 million short tons at an average net selling price of $159 per short ton, net of demurrage and other charges. Average net selling price rose 10.2% compared to the third quarter of 2017, reflecting the strength of the prevailing market conditions. Warrior capitalized on the strong pricing environment in the quarter by achieving a gross price realization of 97% which was lower compared to prior periods primarily due to a rising price environment. Beginning in the first quarter of 2018, the Company’s gross price realization has been calculated as a volume weighted-average of its daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Premium Low Volatility (“LV”) Free-On-Board (“FOB”) Australia Index price (the “Platts Index”).

Cost of sales for the third quarter of 2018 were $167.2 million, or 63.1% of mining revenues, and included mining costs, transportation and royalty costs. Mining costs were lower in the third quarter of 2018 than the same period last year primarily due to a decrease in met coal sales of 0.4 million short tons and the Port of Mobile, Alabama being closed for approximately three days due to Tropical Storm Gordon.

Selling, general and administrative expenses for the third quarter of 2018 were $7.4 million, or 2.7% of total revenues, which were $1.9 million less than the same period last year. Transaction and other expenses were $3.3 million in the third quarter of 2018 and were related to the completion of a secondary offering of common stock by certain existing stockholders. Depreciation and depletion costs for the third quarter of 2018 were $26.1 million, or 9.5% of total revenues. Warrior incurred interest expense of $10.1 million during the third quarter of 2018. The Company did not incur any income tax expense for the third quarter of 2018 due to its planned utilization of net operating losses (“NOLs”).

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the third quarter of 2018 of $102.3 million, compared to $116.1 million in the third quarter of 2017. Net working capital, excluding cash, decreased by $21.2 million from the second quarter of 2018, primarily due to higher accrued expenses associated with interest on its $475.0 million in aggregate principal amount of 8.00% Senior Secured Notes due 2024 (the “Notes”) and lower accounts receivable on lower sales volumes. Capital expenditures for the third quarter of 2018 were $24.2 million, resulting in free cash flow of $78.2 million.

The Company’s available liquidity as of September 30, 2018 was $225.6 million, consisting of cash and cash equivalents of $130.2 million and $95.4 million of available borrowings under its Asset-Based Revolving Credit Agreement, net of outstanding letters of credit of $4.6 million.

Company Outlook
In light of the Company's successful performance in the first three quarters of 2018, its NOL carryforwards, and the expected market conditions for the remainder of 2018, Warrior is maintaining its guidance for the full year 2018 as outlined below.

Coal sales	7.1 - 7.5 million short tons
Coal production	7.1 - 7.5 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Selling, general and administrative expenses	$36 - $39 million
Interest expense	$40 - $42 million
Cash tax rate	0%

The Company’s guidance for capital expenditures consists of sustaining capital spending of approximately $70 - $83 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $37 million for various operational improvements.

The Company’s outlook is subject to many risks that may impact performance, such as market conditions in the steel and met coal industries, overall global economic and competitive conditions, all as more fully described under "Forward-Looking Statements."

Key factors that may affect outlook include:

•	HCC index pricing

•	Planned longwall moves - 1 in Q4

•	Exclusion of other non-recurring costs

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles (“GAAP”) cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Amended and Restated Credit Agreement
On October 16, 2018, the Company announced that it had amended and restated the Asset-Based Revolving Credit Agreement, (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement, among other things, (i) increases the aggregate commitments available to be borrowed under the credit facility by $25.0 million to $125.0 million; (ii)

extends the maturity date of the credit facility to October 15, 2023; (iii) decreases the applicable interest rate margins with respect to the loans and the applicable fees in connection with the issuance of letters of credit; and (iv) amends certain covenants and other terms and provisions.

Moody’s Upgrade
On September 20, 2018, the Company announced that Moody’s Investors Service (“Moody’s”) has upgraded its Corporate Family Rating (“CFR”) to B2 from B3 with a Stable Outlook. According to Moody’s, the upgrade reflects the Company’s strong financial performance, including free cash flow generation, strong met coal prices, low financial leverage and changes in the Company’s stockholder base. The upgrade further reflects expectations that the Company will continue to demonstrate strong free cash flow through 2019.

Regular Quarterly Dividend
On October 23, 2018, the board of directors of the Company declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.7 million, which will be paid on November 9, 2018 to stockholders of record as of the close of business on November 2, 2018.

Secondary Offering
On August 9, 2018, the Company announced the completion of an underwritten secondary offering of 2,204,806 shares of its common stock by certain of its existing stockholders. The Company did not receive any proceeds from the sale of shares in the offering.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures are provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2018 results today, October 31, 2018, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/.

Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior conference call.

Telephone playback will also be available from 6:30 p.m. ET October 31, 2018 through 6:30 p.m. ET on November 9, 2018. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10122679.

About Warrior
Warrior is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index. Warrior sells all its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior, please visit
www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures and future effective income tax rates. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or the timing and amount of any stock repurchases the Company makes under its stock repurchase program; the Company’s ability to comply with covenants in its credit facility or indenture relating to the Notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarterly period ended September 30, 2018 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
UNAUDITED

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenues:
Sales	$264,908	$302,958	$992,832	$895,802
Other revenues	8,396	8,997	24,815	33,487
Total revenues	273,304	311,955	1,017,647	929,289
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	167,188	189,564	536,407	455,860
Cost of other revenues (exclusive of items shown separately below)	6,704	6,985	21,826	22,959
Depreciation and depletion	26,071	23,393	71,750	57,625
Selling, general and administrative	7,357	9,243	29,056	23,073
Transaction and other expenses	3,265	—	7,539	12,873
Total costs and expenses	210,585	229,185	666,578	572,390
Operating income	62,719	82,770	351,069	356,899
Interest expense, net	(10,128)	(640)	(28,472)	(1,890)
Income before income tax benefit	52,591	82,130	322,597	355,009
Income tax benefit	—	(37,587)	—	(2,881)
Net income	$52,591	$119,717	$322,597	$357,890
Basic and diluted net income per share (1):
Net income per share—basic	$1.00	$2.27	$6.10	$6.79
Net income per share—diluted	$1.00	$2.27	$6.09	$6.79
Weighted average number of shares outstanding—basic	52,707	52,777	52,916	52,727
Weighted average number of shares outstanding—diluted	52,708	52,777	52,945	52,727
Dividends per share:	$0.05	$0.05	$6.68	$3.66

(1) On April 12, 2017, in connection with the Company’s initial public offering, Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
UNAUDITED

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended September 30,		For the nine months ended September 30,
(short tons in thousands)(1)	2018	2017	2018	2017
Tons sold	1,668	2,103	5,669	5,172
Tons produced	1,819	1,620	5,846	5,142
Gross price realization (2)	97%	85%	98%	108%
Average net selling price	$158.82	$144.06	$175.13	$173.20
Cash cost of sales (free on board port) per short ton (3)	$99.78	$89.91	$94.15	$87.86
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and nine months ended September 30, 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index. For the three and nine months ended September 30, 2017, gross price realization represents gross sales, excluding demurrage and other charges, divided by tons sold as a percentage of the Australian LV Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Cost of sales	$167,188	$189,564	$536,407	$455,860
Asset retirement obligation accretion	(560)	(441)	(1,680)	(1,324)
Stock compensation expense	(218)	(39)	(1,011)	(114)
Cash cost of sales (free on board port)(3)	$166,410	$189,084	$533,716	$454,422

(3)     Cash cost of sales (free on board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
UNAUDITED
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2018	2017	2018	2017
Net income	$52,591	$119,717	$322,597	$357,890
Interest expense, net	10,128	640	28,472	1,890
Income tax benefit	—	(37,587)	—	(2,881)
Depreciation and depletion	26,071	23,393	71,750	57,625
Asset retirement obligation accretion	1,155	940	3,465	2,839
Stock compensation expense	919	233	5,598	1,155
Transaction and other expenses	3,265	—	7,539	12,873
Adjusted EBITDA (4)	$94,129	$107,336	$439,421	$431,391
(4)  Adjusted EBITDA is defined as net income before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense and transaction and other expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Net income	$52,591	$119,717	$322,597	$357,890
Incremental stock compensation expense	—	—	3,570	—
Transaction and other expenses, net of tax	3,265	—	7,539	12,873
Adjusted net income (5)	$55,856	$119,717	$333,706	$370,763

Weighted average number of basic shares outstanding	52,707	52,777	52,916	52,727
Weighted average number of diluted shares outstanding	52,708	52,777	52,945	52,727

Adjusted basic income per share:	$1.06	$2.27	$6.31	$7.03
Adjusted diluted income per share:	$1.06	$2.27	$6.30	$7.03
(5)    Adjusted net income is defined as net income net of incremental non-cash stock compensation expense, transaction and other expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
UNAUDITED

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
OPERATING ACTIVITIES:
Net income	$52,591	$119,717	$322,597	$357,890
Non-cash adjustments to reconcile net income to net cash provided by operating activities	28,806	19,620	82,870	57,562
Changes in operating assets and liabilities:
Trade accounts receivable	16,196	(35,990)	3,996	(62,645)
Other receivables	(1,080)	(15,181)	3,128	(13,981)
Inventories	(5,677)	37,003	(11,067)	4,072
Prepaid expenses and other current assets	(7,270)	(2,274)	1,356	(6,948)
Accounts payable	(3,843)	2,772	11,626	10,550
Accrued expenses and other current liabilities	22,908	(9,015)	19,185	1,002
Other	(289)	(543)	(5,092)	(4,436)
Net cash provided by operating activities	102,342	116,109	428,599	343,066
INVESTING ACTIVITIES:
Net cash used in investing activities	(23,805)	(34,408)	(79,224)	(62,671)
FINANCING ACTIVITIES:
Net cash used in financing activities	(3,468)	(3,440)	(254,657)	(197,644)
Net increase in cash and cash equivalents and restricted cash	75,069	78,261	94,718	82,751
Cash and cash equivalents and restricted cash at beginning of period	55,913	157,146	36,264	152,656
Cash and cash equivalents and restricted cash at end of period	$130,982	$235,407	$130,982	$235,407

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$102,342	$116,109	$428,599	$343,066
Purchases of property, plant and equipment	(24,160)	(34,408)	(79,579)	(62,671)
Free cash flow (6)	$78,182	$81,701	$349,020	$280,395
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)
UNAUDITED

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$130,155	$35,470
Short-term investments	17,501	17,501
Trade accounts receivable	113,750	117,746
Other receivables	11,354	14,482
Inventories, net	66,771	54,294
Prepaid expenses	28,020	29,376
Total current assets	367,551	268,869
Mineral interests, net	122,878	130,004
Property, plant and equipment, net	549,593	536,745
Income tax receivable	39,255	39,255
Other long-term assets	20,841	18,442
Total assets	$1,100,118	$993,315
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,077	$28,076
Accrued expenses	87,123	66,704
Other current liabilities	9,039	10,475
Current portion of long-term debt	1,512	2,965
Total current liabilities	134,751	108,220
Long-term debt	466,079	342,948
Asset retirement obligations	99,428	96,096
Other long-term liabilities	34,166	33,028
Total liabilities	734,424	580,292
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,256,440 issued and 52,756,440 outstanding as of September 30, 2018 and 53,284,470 issued and outstanding as of December 31, 2017)	534	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (500,000 shares)	(12,100)	—
Additional paid in capital	239,027	329,993
Retained earnings	138,233	82,496
Total stockholders’ equity	365,694	413,023
Total liabilities and stockholders’ equity	$1,100,118	$993,315